Exhibit 23.2

Next.e.GO Mobile SE

Mr. Eelco van der Leij

Chief Financial Officer

Lilienthalstraße 1

52068 Aachen

Germany

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 26, 2023, with respect to the consolidated financial statements of Next.e.GO Mobile SE and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Grant Thornton AG

/s/ Grant Thornton AG
Düsseldorf, Germany

December 7, 2023